Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933 Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2019 FIRST QUARTER RESULTS

GRAND RAPIDS, Mich., Apr. 22, 2019 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2019 net income of $9.4 million, or $0.39 per diluted share, versus net income of $9.2 million, or $0.42 per diluted share, in the prior-year period.

Significant items impacting comparable first quarter 2019 and 2018 results include the following:

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Change”) of a negative $2.2 million ($0.07 per diluted share, after taxes) and a positive $1.5 million ($0.05 per diluted share, after taxes) for the first quarters of 2019 and 2018, respectively.

•
The acquisition of TCSB Bancorp, Inc. (“TCSB”), and its subsidiary, Traverse City State Bank, on Apr. 1, 2018 (referred to as the “Merger” or “TCSB Acquisition”) and the associated data processing systems conversions in June 2018.  The total assets, loans and deposits acquired in the Merger were approximately $343.5 million, $295.8 million (including $1.3 million of loans held for sale) and $287.7 million, respectively.

First quarter 2019 highlights include:

•	Return on average assets and return on average equity of 1.13% and 11.14%, respectively. These ratios increase to 1.34% and 13.20%, respectively, when excluding the after tax impact of the MSR Change.
•	A year-over-year increase in net interest income of $6.3 million, or 26.3%;
•	A year-over-year increase in net gains on mortgage loans of $1.0 million, or 40.5%;
•	Net growth in total portfolio loans of $36.3 million, or 5.7% annualized; and
•	Net growth in total deposits, excluding brokered deposits, of $79.7 million, or 12.2% annualized.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report a solid start to 2019.  When excluding the after tax impact of the MSR Change, net income and diluted earnings per share increased by 38.9% and 26.0%, respectively, in 2019 as compared to 2018.  We achieved strong growth in both loans and deposits.  As we look ahead to the remainder of 2019, we continue to be focused on building shareholder value and positioning the Company for long-term success.”

Operating Results

The Company’s net interest income totaled $30.2 million during the first quarter of 2019, an increase of $6.3 million, or 26.3%, from the year-ago period, and a decrease of $0.4 million, or 1.4% from the fourth quarter of 2018.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.88% during the first quarter of 2019 compared to 3.71% in the year ago period, and 3.93% in the fourth quarter of 2018.  The year-over-year quarterly increase in net interest income is due to increases in both the net interest margin and in average interest-earning assets.  Total average interest-earning assets were $3.15 billion in the first quarter of 2019 compared to $2.61 billion in the year ago quarter and $3.12 billion in the fourth quarter of 2018.

Non-interest income totaled $10.0 million and $11.7 million in the first quarters of 2019 and 2018, respectively.  This decrease is primarily due to declines in service charges on deposits and mortgage loan servicing income.

Gains on mortgage loans totaled $3.6 million and $2.6 million in the first quarters of 2019 and 2018, respectively.  An increase in mortgage loan sales volume was partially offset by compression in the profit margin.  Mortgage loan origination volume declined 13.3% to $137.8 million in the first quarter of 2019 compared to the year ago period.

Mortgage loan servicing generated a loss of $1.2 million and income of $2.2 million in the first quarters of 2019 and 2018, respectively.  This activity is summarized in the following table:

	Three Months Ended
	03/31/2019	03/31/2018
Mortgage loan servicing:	(Dollars in thousands)
Revenue, net	$1,476	$1,192
Fair value change due to price	(2,203)	1,458
Fair value change due to pay-downs	(488)	(429)
Total	$(1,215)	$2,221

The significant variance in the fair value change due to price relates primarily to the decline in mortgage loan interest rates in the first quarter of 2019.  This decline increased projected prepayment rates for mortgage loans serviced for others, leading to a decrease in fair value due to price.

Non-interest expense totaled $28.0 million in the first quarter of 2019, compared to $24.1 million in the year-ago period.  Several categories of non-interest expense increased as a result of the Merger.  In addition, the Company incurred increases in compensation due to market rate driven increases, particularly in hourly wages, and in health care costs due to increased claims.

The Company recorded an income tax expense of $2.2 million and $2.0 million in the first quarters of 2019 and 2018, respectively.  Income tax expense represented 18.8% and 18.2% of pre-tax earnings in the first quarters of 2019 and 2018, respectively.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Non-performing loans and assets remain at low levels.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2019 were 0.003% for commercial loans and 0.39% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2019	12/31/2018	3/31/2018
	(Dollars in Thousands)
Commercial	$1,705	$2,220	$439
Consumer/installment	1,028	781	605
Mortgage	6,116	6,033	5,585
Total	$8,849	$9,034	$6,629
Ratio of non-performing loans to total portfolio loans	0.34%	0.35%	0.32%
Ratio of non-performing assets to total assets	0.30%	0.31%	0.30%
Ratio of the allowance for loan losses to non-performing loans	285.39%	275.49%	348.03%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans decreased by $0.2 million since year-end 2018 due to a decline in non-performing commercial loans.  The decrease in non-performing commercial loans primarily reflects loan charge-offs, pay-offs and negotiated transactions.  Other real estate and repossessed assets totaled $1.3 million at both Mar. 31, 2019 and at Dec. 31, 2018.

The provision for loan losses was an expense of $0.7 million and $0.3 million in the first quarters of 2019 and 2018, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net charge-offs of $0.3 million in the first quarter of 2019 compared to loan net recoveries of $0.2 million in the first quarter of 2018.  At Mar. 31, 2019, the allowance for loan losses totaled $25.3 million, or 0.96% of portfolio loans, compared to $24.9 million, or 0.96% of portfolio loans, at Dec. 31, 2018.  Excluding the remaining TCSB acquired loan balances, the allowance for loan losses was equal to 1.05% and 1.06% of portfolio loans at Mar. 31, 2019 and Dec. 31, 2018, respectively.

Balance Sheet, Liquidity and Capital

Total assets were $3.38 billion at Mar. 31, 2019, an increase of $30.3 million from Dec. 31, 2018.  Loans, excluding loans held for sale, were $2.62 billion at Mar. 31, 2019, compared to $2.58 billion at Dec. 31, 2018.  Deposits totaled $2.93 billion at Mar. 31, 2019, an increase of $20.8 million from Dec. 31, 2018.  The increase in deposits is primarily due to growth in savings and interest-bearing checking account balances and in reciprocal deposits.

Cash and cash equivalents totaled $71.6 million at Mar. 31, 2019, versus $70.2 million at Dec. 31, 2018. Securities available for sale totaled $461.5 million at Mar. 31, 2019, versus $427.9 million at Dec. 31, 2018.

Total shareholders’ equity was $344.7 million at Mar. 31, 2019, or 10.19% of total assets.  Tangible common equity totaled $310.3 million at Mar. 31, 2019, or $13.17 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2019	12/31/2018	Well Capitalized Minimum
Tier 1 capital to average total assets	9.46%	9.44%	5.00%
Tier 1 common equity to risk-weighted assets	11.94%	11.94%	6.50%
Tier 1 capital to risk-weighted assets	11.94%	11.94%	8.00%
Total capital to risk-weighted assets	12.96%	12.94%	10.00%

Share Repurchase Plan

As previously announced, on Dec. 18, 2018, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2019.  Thus far in 2019, the Company has repurchased 115,787 shares at a weighted average price of $21.85 per share.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Monday, Apr. 22, 2019.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides at the following event site/URL:  https://services.choruscall.com/links/ibcp190422.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10129490). The replay will be available through Apr. 29, 2019.

Annual Shareholders Meeting

The Company’s 2019 Annual Meeting of Shareholders is being held at 3:00 pm ET on Tuesday, Apr. 23, 2019.  This meeting will be held at the Company’s headquarters – 4200 East Beltline, Grand Rapids, MI 49525.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.4 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts, including statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives, or assumptions of future events or performance, may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual strategies, actions, or results to differ materially from those expressed in them, and are not guarantees  of timing, future results, events, or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions, or results, based on management’s current expectations, assumptions, and estimates on the date hereof, there can be no assurance that actual strategies, actions or results will not differ materially from expectations. Therefore, readers are cautioned not to place undue reliance on such statements.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2019	December 31, 2018
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$33,247	$23,350
Interest bearing deposits	38,376	46,894
Cash and Cash Equivalents	71,623	70,244
Interest bearing deposits - time	496	595
Equity securities at fair value	-	393
Securities available for sale	461,531	427,926
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,359	18,359
Loans held for sale, carried at fair value	43,098	44,753
Loans held for sale, carried at lower of cost or fair value	-	41,471
Loans
Commercial	1,168,404	1,144,481
Mortgage	1,043,745	1,042,890
Installment	406,646	395,149
Total Loans	2,618,795	2,582,520
Allowance for loan losses	(25,254)	(24,888)
Net Loans	2,593,541	2,557,632
Other real estate and repossessed assets	1,338	1,299
Property and equipment, net	37,985	38,777
Bank-owned life insurance	55,310	55,068
Deferred tax assets, net	2,866	5,779
Capitalized mortgage loan servicing rights	19,909	21,400
Other intangibles	6,143	6,415
Goodwill	28,300	28,300
Accrued income and other assets	43,107	34,870
Total Assets	$3,383,606	$3,353,281

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$858,261	$879,549
Savings and interest-bearing checking	1,207,965	1,194,865
Reciprocal	267,178	182,072
Time	388,729	385,981
Brokered time	212,092	270,961
Total Deposits	2,934,225	2,913,428
Other borrowings	25,714	25,700
Subordinated debentures	39,405	39,388
Accrued expenses and other liabilities	39,536	35,771
Total Liabilities	3,038,880	3,014,287

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 23,560,179 shares at March 31, 2019 and 23,579,725 shares at December 31, 2018	374,678	377,372
Accumulated deficit	(23,135)	(28,270)
Accumulated other comprehensive loss	(6,817)	(10,108)
Total Shareholders’ Equity	344,726	338,994
Total Liabilities and Shareholders’ Equity	$3,383,606	$3,353,281

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$32,681	$32,838	$23,353
Interest on securities
Taxable	3,006	2,782	2,635
Tax-exempt	374	408	479
Other investments	575	393	330
Total Interest Income	36,636	36,421	26,797
Interest Expense
Deposits	5,681	5,006	2,287
Other borrowings and subordinated debentures	712	746	574
Total Interest Expense	6,393	5,752	2,861
Net Interest Income	30,243	30,669	23,936
Provision for loan losses	664	591	315
Net Interest Income After Provision for Loan Losses	29,579	30,078	23,621
Non-interest Income
Service charges on deposit accounts	2,640	3,092	2,905
Interchange income	2,355	2,669	2,246
Net gains (losses) on assets
Mortgage loans	3,611	2,026	2,571
Securities	304	209	(173)
Mortgage loan servicing, net	(1,215)	(1,511)	2,221
Other	2,264	2,466	1,943
Total Non-interest Income	9,959	8,951	11,713
Non-interest Expense
Compensation and employee benefits	16,351	15,572	14,468
Occupancy, net	2,505	2,245	2,264
Data processing	2,144	2,082	1,878
Furniture, fixtures and equipment	1,029	1,051	967
Communications	769	737	680
Interchange expense	688	728	598
Advertising	672	577	441
Loan and collection	634	782	677
Legal and professional	369	528	378
FDIC deposit insurance	368	331	230
Net (gains) losses on other real estate and repossessed assets	119	(53)	(290)
Credit card and bank service fees	103	104	96
Merger related expenses	-	111	174
Other	2,239	2,030	1,574
Total Non-interest Expense	27,990	26,825	24,135
Income Before Income Tax	11,548	12,204	11,199
Income tax expense	2,167	2,268	2,038
Net Income	$9,381	$9,936	$9,161
Net Income Per Common Share
Basic	$0.40	$0.41	$0.43
Diluted	$0.39	$0.41	$0.42

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$30,243	$30,669	$29,697	$28,980	$23,936
Provision for loan losses	664	591	(53)	650	315
Non-interest income	9,959	8,951	11,836	12,315	11,713
Non-interest expense	27,990	26,825	26,740	29,761	24,135
Income before income tax	11,548	12,204	14,846	10,884	11,199
Income tax expense	2,167	2,268	2,921	2,067	2,038
Net income	$9,381	$9,936	$11,925	$8,817	$9,161

Basic earnings per share	$0.40	$0.41	$0.49	$0.37	$0.43
Diluted earnings per share	0.39	0.41	0.49	0.36	0.42
Cash dividend per share	0.18	0.15	0.15	0.15	0.15

Average shares outstanding	23,588,313	23,988,810	24,148,768	24,109,322	21,364,708
Average diluted shares outstanding	23,884,744	24,339,782	24,514,814	24,509,963	21,674,375

Performance Ratios
Return on average assets	1.13%	1.18%	1.46%	1.12%	1.34%
Return on average common equity	11.14	11.43	13.83	10.57	14.04
Efficiency ratio (1)	69.27	67.11	63.63	71.14	66.72

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.70%	4.66%	4.53%	4.49%	4.15%
Interest expense	0.82	0.73	0.62	0.56	0.44
Net interest income	3.88	3.93	3.91	3.93	3.71

Average Balances
Loans	$2,621,871	$2,627,614	$2,550,302	$2,449,056	$2,062,847
Securities available for sale	446,734	433,903	442,949	470,427	500,599
Total earning assets	3,152,177	3,121,640	3,038,221	2,963,982	2,611,890
Total assets	3,357,003	3,327,002	3,247,603	3,168,196	2,776,986
Deposits	2,909,096	2,873,889	2,789,969	2,701,362	2,417,906
Interest bearing liabilities	2,115,549	2,058,720	1,986,905	1,946,287	1,724,153
Shareholders' equity	341,592	344,779	341,998	334,626	264,584

End of Period
Capital
Tangible common equity ratio	9.26%	9.17%	9.51%	9.41%	9.54%
Average equity to average assets	10.18	10.36	10.53	10.56	9.53
Tangible common equity per share of common stock	$13.17	$12.90	$12.84	$12.47	$12.46
Total shares outstanding	23,560,179	23,579,725	24,150,341	24,143,044	21,374,816

Selected Balances
Loans	$2,618,795	$2,582,520	$2,562,578	$2,467,317	$2,071,435
Securities available for sale	461,531	427,926	436,957	450,593	489,119
Total earning assets	3,180,655	3,162,911	3,078,083	3,023,454	2,625,534
Total assets	3,383,606	3,353,281	3,297,124	3,234,522	2,793,119
Deposits	2,934,225	2,913,428	2,798,643	2,780,516	2,430,401
Interest bearing liabilities	2,141,083	2,098,967	2,036,770	1,988,495	1,719,771
Shareholders' equity	344,726	338,994	345,204	337,083	267,917

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$30,243	$23,936
Add: taxable equivalent adjustment	117	128
Net interest income - taxable equivalent	$30,360	$24,064
Net interest margin (GAAP) (1)	3.86%	3.69%
Net interest margin (FTE) (1)	3.88%	3.71%

(1)	Annualized.

Tangible Common Equity Ratio

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in thousands)
Common shareholders' equity	$344,726	$338,994	$345,204	$337,083	$267,917
Less:
Goodwill	28,300	28,300	28,300	29,012	-
Other intangibles	6,143	6,415	6,709	7,004	1,500
Tangible common equity	$310,283	$304,279	$310,195	$301,067	$266,417

Total assets	$3,383,606	$3,353,281	$3,297,124	$3,234,522	$2,793,119
Less:
Goodwill	28,300	28,300	28,300	29,012	-
Other intangibles	6,143	6,415	6,709	7,004	1,500
Tangible assets	$3,349,163	$3,318,566	$3,262,115	$3,198,506	$2,791,619

Common equity ratio	10.19%	10.11%	10.47%	10.42%	9.59%
Tangible common equity ratio	9.26%	9.17%	9.51%	9.41%	9.54%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$344,726	$338,994	$345,204	$337,083	$267,917
Tangible common equity	$310,283	$304,279	$310,195	$301,067	$266,417
Shares of common stock outstanding (in thousands)	23,560	23,580	24,150	24,143	21,375

Common shareholders' equity per share of common stock	$14.63	$14.38	$14.29	$13.96	$12.53
Tangible common equity per share of common stock	$13.17	$12.90	$12.84	$12.47	$12.46

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.